Exhibit 99.1

MATADOR RESOURCES COMPANY ANNOUNCES ADDITION OF NEW DIRECTOR AND APPOINTMENT OF CHIEF ACCOUNTING OFFICER

DALLAS, Texas, July 6, 2015 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”), an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources, with an emphasis on oil and natural gas shale and other unconventional plays and with a current focus on its Permian Basin operations in Southeast New Mexico and West Texas and its Eagle Ford operations in South Texas, today announced the appointment of a new member to its Board of Directors and the appointment of its new Vice President and Chief Accounting Officer.

The Company is pleased to announce the addition of Mr. Don C. Stephenson to its Board of Directors. Mr. Stephenson recently retired as a partner of Baker Botts L.L.P., having practiced with the international law firm as a partner since 1996 and served as head of the tax section in the firm’s Dallas office. He holds a Bachelor of Business Administration degree from the University of Oklahoma and a law degree from the Southern Methodist University Dedman School of Law. Mr. Stephenson is a licensed certified public accountant in the State of Texas.

The Company is also pleased to announce the appointment of Mr. Robert T. Macalik as Vice President and Chief Accounting Officer, effective as of July 6, 2015. Previously, Mr. Macalik served as Corporate Controller and Director of Technical Accounting & Financial Reporting of Pioneer Natural Resources Co. Prior to joining Pioneer Mr. Macalik served as a Senior Manager at PricewaterhouseCoopers LLP, having joined the firm in 2002. Mr. Macalik holds both a Bachelor of Business Administration degree and a Master in Professional Accounting degree from the University of Texas at Austin. He is a licensed certified public accountant in the State of Texas.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Permian Basin in Southeast New Mexico and West Texas and the Eagle Ford shale play in South Texas. Matador also operates in the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas.
For more information, visit Matador Resources Company at www.matadorresources.com.
Contact Information

Mac Schmitz
Investor Relations
(972) 371-5225
mschmitz@matadorresources.com